Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Julie.DiBene@Micrel.com

Micrel Names 30 Year Industry Veteran Robert Herb to Board of Directors

 San Jose, Calif., Sept. 9, 2014 — Micrel, Inc. (NASDAQ: MCRL), an industry leader in high-performance linear and power solutions, LAN and timing and communications solutions, announced today that it has named Mr. Robert Herb, a 30 year veteran of the semiconductor industry, as a new independent member to its Board of Directors, effective immediately. Mr. Herb replaces Michael Callahan, who recently passed away after a lengthy illness. Mr. Herb has been appointed to serve on the Board’s Compensation Committee and its Nominating and Corporate Governance Committee.

“Micrel is delighted to welcome Rob to our Board of Directors,” said Ray Zinn, Chairman, President and CEO, Micrel. “His experience in MEMS and marketing will be particularly useful as Micrel continues to expand our Timing and Communications product line. We look forward to Rob’s contributions as we execute on our strategy to bring continuing value to our shareholders and the worldwide semiconductor market.”

Mr. Herb, who is 52 and has more than 30 years of experience in the information technology and semiconductor industries, presently serves as a director of several private technology companies that focus on the desktop virtualization, end point security and semiconductor/MEMS markets. Since 2005 he has been a partner at Scale Venture Partners, a venture firm. From 2005 until 2012, he served on the Board of Directors of MIPS Technologies, Inc. Prior to that, he worked at Advanced Micro Devices, Inc. from 1983 to 2004, serving as Chief Marketing Officer and then as Executive Vice President in AMD’s Office of the CEO. He has been serving on the Board of Directors of Lattice Semiconductor Company since August 2013. Mr. Herb earned a Bachelor of Science degree in Electrical Engineering from the University of Illinois, Champaign-Urbana.

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Micrel Names 30 Year Industry Veteran Robert Herb to Board of Directors

About Micrel, Inc.
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, MEMS-based clock oscillators and crystal-less clock generators, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: www.micrel.com.

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